Exhibit 10.1
RESIGNATION AND RELEASE AGREEMENT

This Resignation and Release Agreement (“Agreement”) is made by and between Kevin King (“Mr. King”) and iRhythm Technologies, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

1.Resignation. Effective as of April 1, 2022 (the “Effective Date”), Mr. King will resign from the Company’s Board of Directors and will also no longer serve as a consultant to the Company and the Consulting Agreement between the Parties dated January 12, 2021 will be terminated as of the Effective Date.

2.Consideration.

a.Equity. As consideration for Mr. King to enter into this Agreement and resign from the Board of Directors, the Company agrees to accelerate and fully vest all of the unvested and outstanding equity awards to purchase or receive shares of Common Stock of the Company held by Mr. King as of the Effective Date that would otherwise vest if Mr. King were to serve out the remainder of his current term as a director of the Company (each such equity award, an “Equity Award” and collectively, the “Equity Awards”), as set forth in Exhibit A. Except as amended pursuant to this Section 2, the Equity Awards shall continue to be governed by the terms and conditions of the Company’s 2016 Equity Incentive Plan, as amended, and the applicable award agreements thereunder underlying the Equity Awards (the “Stock Agreements”). Any outstanding options to purchase shares of Common Stock of the Company (including all options that are vested or will vest before the Effective Date) will remain exercisable for the full remaining term of the option and will not be subject to any requirement to exercise the options during any window period following Mr. King’s resignation.

b.Acknowledgement. Mr. King acknowledges that this is a negotiated severance agreement for which consideration does not constitute in whole or in part any employment-related benefit, such as a bonus, raise, employment or continued employment. Mr. King further acknowledges and agrees that, notwithstanding anything to the contrary in any other agreement by and between Mr. King and the Company, Mr. King is not entitled to any severance benefits not set forth in this Section 2 and that without this Agreement Mr. King is otherwise not entitled to the consideration listed in this Section 2. The Parties further agree, for the avoidance of doubt, that the terms and conditions of the Indemnification Agreement (as defined below) will continue to apply, and that Mr. King will continue to receive tail coverage pursuant to the Company’s Director and Officer Insurance Policy pursuant to the terms and conditions of such policy at no cost to Mr. King. In addition, the Company agrees that it will continue to pay for or reimburse Mr. King for the costs of separate counsel pursuant to the Indemnification Agreement in connection with all ongoing legal matters where separate counsel has previously been engaged, subject to the terms and conditions of the Indemnification Agreement. The Company will also continue to pay for or reimburse Mr. King for all legal expenses incurred by Mr. King through the Effective Date, including but not limited to all legal expenses incurred by Mr. King in the negotiation of the Agreement, up to a maximum amount of $17,000.

3.Equity. The Parties agree that all Equity Awards that as of the Effective Date will be outstanding, and which remain unvested but would otherwise vest if Mr. King were to serve out the remainder of his current term as a director of the Company, are set forth in Exhibit A attached hereto. Subject to the vesting acceleration and the option exercise period set forth in Section 2, the Equity Awards shall continue to be governed by the terms and conditions of the applicable Stock Agreements.

4.Non-disparagement by, and other obligations of, Mr. King.

a.(i) During the period from the date of this Agreement until 11:59 p.m., Pacific time, on March 31, 2023, Mr. King will not, and he will cause the other Restricted Persons not to, in any way, directly or indirectly seek, alone or in concert with others, election or appointment to, or representation on, the Board; (ii) nominate or propose the nomination of, or recommend the nomination of, or encourage any Person to nominate or propose the nomination of or recommend the nomination of, any candidate to the Board; or (iii) seek, alone or in concert with others, or encourage any Person to seek, the removal of any member of the Board; and

b.Mr. King shall not make or cause to be made, or knowingly encourage any Person to make or cause to be made, any statement or announcement that disparages, calls into disrepute, slanders, impugns, casts in a negative light or otherwise damages the reputation of the Company or any of its Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors, employees, stockholders, agents, attorneys, advisors or representatives, or any of its or their respective businesses, products or services (including any statements regarding the Company’s strategy, operations, performance, products or services), it being understood that this clause (i) will not restrict the ability of any Restricted Person to (i) comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such Restricted Person; or (ii) enforce such Restricted Person’s rights pursuant to this Agreement; and

5.Non-Disparagement by the Company. The Company will not, and will instruct its directors, officers and employees not to, and will not knowingly encourage any individual or entity to, make or cause to be made any statement that disparages, calls into disrepute, slanders, impugns, casts in a negative light or otherwise damages the reputation of Mr. King. This Section 4 will not restrict the ability of the Company to (a) comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the Company; or (b) enforce the Company’s rights pursuant to this Agreement.

6.Certain Definitions. As used in this Agreement, the following terms have the following meanings: (a) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Affiliates of any Person after the date of this Agreement; (b) “Associate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Associates of any Person after the date of this Agreement, but will exclude any Person not controlled by or under common control with the related Person; (c) “Person” will be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; and (d) “Restricted Persons” means Mr. King and his Affiliate and Associates, and his and their respective principals, directors, general partners, officers, employees, agents and representatives.

7.Release of Claims. Mr. King agrees that, except for the Company’s continuing obligations pursuant to the Indemnification Agreement, the foregoing consideration represents settlement in full of all outstanding obligations owed to Mr. King by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, Affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, subsidiaries, predecessor and successor corporations, and assigns (collectively, the “Releasees”). Mr. King, on Mr. King’s own behalf and on behalf of Mr. King’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Mr. King may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Mr. King signs this Agreement. The release of claims in this Section 5 includes, but is not limited to, a release and waiver of any and all claims relating to or arising from (i) Mr. King’s employment or any other relationship with the Company and the termination of that relationship, including any and all claims arising out of any laws and regulations relating to employment and/or breach of contract; (ii) any and all claims for violation of the federal or any state constitution; (iii) any and all claims for attorneys’ fees and costs; and (iv) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the National Labor Relations Act, the California Family Rights Act, the California Labor Code (including claims related to meal and rest break requirements), the California Workers’ Compensation Act, and the California Fair Employment and Housing Act. Mr. King agrees that the release set forth in this Section 5 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or the Indemnification Agreement. This release does not release claims that cannot be released as a matter of law. This release does not extend to any right Mr. King may have to unemployment compensation benefits.

8.California Civil Code Section 1542. Mr. King acknowledges that Mr. King has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows: A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party. Mr. King, being aware of said code section, agrees to expressly waive any rights Mr. King may have thereunder, as well as under any other statute or common law principles of similar effect.

9.Protected Activity Not Prohibited. Mr. King understands that nothing in this Agreement shall in any way limit or prohibit Mr. King from engaging in any Protected Activity. Protected Activity means: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board; and/or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Mr. King has reason to believe is unlawful. Mr. King understands that in connection with such Protected Activity, Mr. King is permitted to disclose documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Mr. King agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. Mr. King further understands that Protected Activity does not include the disclosure of any Company attorney-client privileged communications or attorney work product.

10.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Mr. King concerning the subject matter of this Agreement and Mr. King’s employment or any other relationship with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Mr. King’s relationship with the Company, with the exception of the Indemnification Agreement by and between Mr. King and the Company, dated October 18, 2016 (the “Indemnification Agreement”), the Transition Agreement, dated January 25, 2021 (the “Transition Agreement”), and the Stock Agreements, except to the extent amended pursuant to this Agreement, including Section 2 of this Agreement. Mr. King acknowledges and agrees that Sections 12, 13, 16 and 19 of the Transition Agreement will survive this Agreement and shall apply to Mr. King with full force and effect separate from this Agreement, except to the extent amended by this Agreement.

11.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Mr. King consents to personal and exclusive jurisdiction and venue in the State of California.

12.Effective Date. This Agreement will become effective on the date it has been signed by both Parties but the Effective Date for purposes of Mr. King’s resignation will be April 1, 2022.

13.Miscellaneous. This Agreement may only be amended in a writing signed by Mr. King and the Company’s Chairman of the Board. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, or other electronic transmission or signature. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

14.Voluntary Execution of Agreement. Mr. King understands and agrees that Mr. King executed this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company or any third party. Mr. King acknowledges that: (a) Mr. King has read this Agreement; (b) Mr. King has a right to consult with an attorney regarding this Agreement, and has been represented in the preparation, negotiation, and execution of this Agreement by an attorney of Mr. King’s own choice or has elected not to retain an attorney; (c) Mr. King understands the terms and consequences of this Agreement and of the releases it contains; (d) Mr. King is fully aware of the legal and binding effect of this Agreement; and (e) Mr. King has not relied upon any representations or statements made by the Company that are not set forth in this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.
KEVIN KING, an individual

Dated: March 13, 2022 /s/ Kevin King
Kevin King

IRHYTHM TECHNOLOGIES, INC.

Dated: March 13, 2022 By /s/ Quentin Blackford
Quentin Blackford
President and Chief Executive Officer

EXHIBIT A
EXECUTIVE EQUITY AWARDS AS OF APRIL 1, 2022

Equity Award Type	Grant Date	Number of Shares Subject to Equity Award at Grant	Number of Underlying Vested Shares Outstanding as of April 1, 2022	Number of Underlying Unvested Shares Outstanding as of April 1, 2022	Number of Unvested Shares Accelerating Pursuant to Section 2 of the Agreement*	Number of Unvested Shares Remaining following Acceleration Pursuant to Section 2 of the Agreement*
Nonstatutory Stock Option	02/16/2017	100,000	85,372	0	0	0
Nonstatutory Stock Option	02/28/2018	51,700	51,700	0	0	0
Restricted Stock Units	02/27/2019	8,340	0	2,085	2,085	0
Restricted Stock Units	02/26/2020	21,562	0	10,780	5,390	5,390
Restricted Stock Units	06/18/2021	951	0	951	951	0